Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2014 Equity Incentive Plan of Eagle Pharmaceuticals, Inc. of our reports dated March 7, 2022, with respect to the consolidated financial statements of Eagle Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Eagle Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Stamford, Connecticut
March 25, 2022